March 17, 2021

Axonic Alternative Income Fund (AAIDX)

Supplement to the Statement of Additional Information Dated February 28, 2021

This supplement updates certain information in the Statement of Additional Information (the “SAI”) of the Axonic Alternative Income Fund (the “Fund”), as described below.

The first paragraph under the heading “Compensation” on page 25 of the SAI is deleted in its entirety and replaced with the following:

“Officers of the Fund and Trustees who are “interested persons” of the Fund or the Adviser will receive no salary or fees from the Fund. The Independent Trustees also serve as independent trustees on the Board of Trustees of the Axonic Funds, an open-end investment company with one series, the Axonic Strategic Income Fund, for which Axonic Capital LLC also serves as the investment adviser. As of January 1, 2021, for their service on the Board and the Board of Trustees of Axonic Funds, the Independent Trustees receive the following fees, which are split between the Fund and the Axonic Funds pro rata based on assets under management: $25,000 annual retainer for each Independent Trustee, $3,000 annually for each of the Valuation Committee Chair, Audit Committee Chair and Nominating and Governance Committee Chair, $5,000 for each quarterly meeting, and $1,000 for each special meeting. Prior to January 1, 2021, the Independent Trustees received an annual retainer of $4,000 and a fee of $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone. Prior to April 15, 2020, the Independent Trustees received an annual retainer of $17,500, as well as a fee of $2,500 for each regularly scheduled Board meeting attended in person and $500 for each Board meeting attended by telephone. The Fund reimburses each Trustee and officer for his or her travel and other expenses relating to attendance at Board or Committee meetings. The table below provides information regarding the Trustees’ compensation during the fiscal year ended October 31, 2020:”

Investors Should Retain this Supplement for Future Reference